Exhibit (g)(2)(i)

GMO SERIES TRUST

AMENDED AND Restated

SCHEDULE A

To conforming Delegation agreement

Dated as of DECEMBER 6, 2017

List of GMO Series Trust Funds

GMO Benchmark-Free Allocation Series Fund1
GMO Climate Change Series Fund2

GMO Core Plus Bond Series Fund1
GMO Emerging Country Debt Series Fund1
GMO Emerging Markets Series Fund1
GMO Global Asset Allocation Series Fund1
GMO Global Equity Allocation Series Fund1
GMO International Developed Equity Allocation Series Fund3
GMO International Equity Allocation Series Fund1
GMO Quality Series Fund1

GMO Resources Series Fund2
GMO SGM Major Markets Series Fund4
GMO U.S. Equity Allocation Series Fund5

IN WITNESS WHEREOF, the parties hereto agree that by signing below the provisions of the Conforming Agreement apply to each of series of the Series Trust listed herein.

GMO Series Trust (on behalf of each fund separately and not jointly)*

By:	/s/ Douglas Y. Charton
Name:	Douglas Y. Charton
Title:	Vice President

* A copy of the Amended and Restated Agreement and Declaration of Trust of GMO Series Trust (the “Trust”) is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust in his capacity as an officer of the Trust and not individually and that the obligations of this instrument are not binding upon any of the trustees, officers, or shareholders individually or any other Fund, but are binding only upon the assets and property of that Fund. In executing this instrument, each Fund is acting on its own behalf.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

1 Effective November 22, 2011.

2 Effective December 6, 2017.

3 Effective August 31, 2013.

4 Effective January 3, 2016.

5 Effective August 23, 2011.